Exhibit 10.9

Procurement Framework Agreement

Buyer: Shandong Hongli Special Section Tube Co., Ltd

Seller: Shanghai Wanhe Supply Chain Management Co., Ltd

In order to clarify the rights and obligations of the buyer and the seller in the cooperation, according to the contract law of the People’s Republic of China and other relevant laws and regulations, the buyer and the seller have reached the framework agreement on cost procurement through friendly negotiation on the basis of long-term cooperation and mutual benefit.

1. Subject matter of the agreement

1.1 After the agreement comes into effect, the buyer agrees to purchase and the seller agrees to provide relevant goods and services under this agreement.

1.2 This agreement is a framework agreement and shall be executed in accordance with the contents of this agreement unless otherwise agreed. The specific list of goods and unit price required by the buyer shall be subject to the buyer’s order or annex.

1.3 The seller shall also provide the buyer with the following services for the goods supplied: training, installation, test and acceptance, service during the warranty period or after the warranty period (if involved).

1.4 Under the condition that the buyer performs its obligations in accordance with the agreement, the seller shall perform its obligations in accordance with the agreement.

2. Agreement price

2.1 The unit prices in the list of unit prices of goods refer to the prices of the agreed goods delivered at the place specified in the agreement and the seller’s full and correct performance of its obligations under the agreement, including all expenses incurred or related to the delivery of the goods to the place designated by the buyer.

2.2. The seller must provide the buyer with the specified goods according to the price in the unit price list of the goods. The seller shall not change the brand, specification and model of the goods without authorization.

3. Payment

3.1 Payment method: according to the settlement during the implementation of the agreement between both parties.

3.2 The seller shall issue separate invoice for settlement with the contract sub-order as the unit details. The product description on the invoice shall be consistent with that on the sub-order delivery note. If there is any change, please attach another explanation, which shall be signed by the buyer for confirmation.

3.3 Invoice information: subject to the sales contract information under the agreement.

4. Contract and delivery

4.1 This agreement is an annual framework agreement, and the delivery batch is expected to be delivered once a month, which shall be separately agreed in accordance with the contract.

4.2 Both the buyer and the seller must abide by the contract. The contents of the formally determined contract include: product name, product model, product price, product quantity, product delivery date, product delivery place, payment term, and all the attached instructions or terms of the contract.

4.3 According to the contract, the seller shall inform the buyer of the supply one day in advance, and the buyer shall determine the time and place of delivery.

5. Effectiveness of the agreement

This agreement shall come into force after both parties sign and affix their official seals (or contract seals). The term of validity of this agreement is two years, subject to the date of this agreement.

At the expiration of this agreement, if both parties have no written objection, this agreement will be automatically extended for two years, and only once.

Buyer (seal): SEAL		Seller (seal): SEAL
Representative signature:	/s/ Hongyu Hao	Representative signature:	/s/ Guowei Zhang
Signing date: January 1, 2019		Signing date: January 1, 2019